Exhibit 23.3

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

We hereby consent to the use in this Registration Statement on Form S-3 of Resolute Energy Corporation (the "Registration Statement") of the name Netherland, Sewell & Associates, Inc.; to the incorporation by reference of our report dated January 22, 2016, attached as Exhibit 99.1 to the Annual Report on Form 10-K of Resolute Energy Corporation; and to the references of our audits of Resolute Energy Corporation's proved natural gas and oil reserves estimates as of December 31, 2015; December 31, 2014; and December 31, 2013.  We also consent to all references to us contained in such Registration Statement, including in the prospectus under the heading "Experts."

NETHERLAND, SEWELL & ASSOCIATES, INC.

By:	/s/ C.H. (Scott) Rees III
C.H. (Scott) Rees III, P.E.
Chairman and Chief Executive Officer

Dallas, Texas

November 7, 2016